Exhibit 99.1

Agilent Technologies Announces $2 Billion Share-Repurchase Program

Company Also Declares Dividend of Verigy Ltd. Ordinary Shares

SANTA CLARA, Calif., Sept. 20, 2006 — Agilent Technologies Inc. (NYSE: A) today announced that its Board of Directors has approved a share-repurchase program of up to $2 billion of its common stock over the next two years, bringing Agilent’s total share repurchase commitment to $6.466 billion. In June, the company announced that it had completed its initial $4.466 billion share-repurchase program.

The Board also approved the distribution by dividend to its stockholders of the 50 million ordinary shares of Verigy Ltd. that it owns. The shares represent all of the Verigy shares that Agilent owns and an approximately 85-percent ownership stake in Verigy. Agilent expects the distribution to occur on Oct. 31.

“Today’s announcement regarding our share-repurchase program underscores our financial strength and ability to deploy cash to increase shareholder value,” said Bill Sullivan, Agilent president and chief executive officer. “The upcoming Verigy distribution marks the completion of Agilent’s transformation into the world’s premier measurement company. We’ve created two solid companies with strong business models, poised to take advantage of market opportunities and increase shareholder value.”

Agilent anticipates the share-repurchase program will be implemented using a variety of methods, which may include open-market purchases, block trades, self tender, accelerated share-repurchase transactions or otherwise, or by any combination of such methods. The number of shares to be repurchased and the timing of any repurchases will depend on factors such as the stock price, economic and market conditions, and corporate and regulatory requirements. The stock-repurchase program may be suspended or discontinued at any time.

Distribution of Verigy Shares

The distribution will take place in the form of a pro rata stock dividend to Agilent’s stockholders of record at the close of business (5 p.m. Eastern Time) on Oct. 16, 2006. Agilent has approximately 409 million shares outstanding; accordingly, Agilent stockholders will receive approximately 0.12 of a share of Verigy for every one share of Agilent common stock held as of the record date. The final distribution ratio will be set on the record date and will be calculated by dividing the number of Verigy shares to be distributed by the number of Agilent shares outstanding as of the record date.

Fractional shares of Verigy will not be distributed but will be aggregated and sold in the public market. The net cash proceeds of these sales will be distributed on a pro rata basis to the stockholders who would have otherwise received fractional shares.

Information Regarding Spin-Off Transaction

Agilent stockholders need not take any action, make any payment or surrender any existing shares of Agilent common stock to participate in the distribution. The dividend distribution of Verigy shares will not affect the number of Agilent common shares outstanding or the number of Verigy ordinary shares outstanding. The number of Agilent shares owned by each stockholder will also be unaffected by the distribution. Agilent stockholders entitled to the dividend of Verigy shares will receive a book-entry account statement reflecting their ownership of Verigy ordinary shares, or their brokerage account will be credited with the Verigy shares.

Agilent plans to send an information statement regarding this transaction to its stockholders shortly after the record date of Oct. 16. The information statement, which will include details about the distribution, will also be posted on the Agilent investor Web site at www.investor.agilent.com.

Trading Market Information for Agilent and Verigy

Stockholders who sell their shares of Agilent common stock in the “regular-way” market (i.e., the normal trading market on the New York Stock Exchange under the symbol “A”) after the record date and on or before the distribution date of Oct. 31 will be selling their right to receive shares of Verigy in connection with the distribution, and, therefore, will not receive shares of Verigy in connection with the distribution.

Agilent anticipates that a “when-issued” market (i.e., trading in Agilent’s shares without the right to receive Verigy ordinary shares under the symbol “A wd”) will develop prior to the record date.

Investors are encouraged to consult with their financial and tax advisors regarding the specific implications of any potential transactions in Agilent or Verigy shares between the record date and distribution date.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, Agilent’s planned share repurchase program, the planned distribution of Verigy ordinary shares to holders of Agilent common stock, the expected distribution ratio, the timing of the distribution, the record date for determining the persons entitled to the distribution, and the expected trading markets for Agilent and Verigy shares between the record and distribution dates. Actual events may differ materially from current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the planned distribution schedule and unexpected changes to the market for Agilent and Verigy shares. Forward-looking statements are based on the beliefs and assumptions of Agilent’s and Verigy’s management and on currently available information. Neither Agilent nor Verigy undertakes responsibility to publicly update or revise any forward-looking statement.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 20,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal year 2005. Information about Agilent is available on the Web at www.agilent.com.

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